Exhibit 99.1

WASHINGTON REAL ESTATE INVESTMENT TRUST	NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.washingtonreit.com

September 3, 2014

Washington Real Estate Investment Trust Announces Chief Financial Officer Transition

Bill Camp to Step Down Upon Completion of Successful Search for Successor

Washington Real Estate Investment Trust (“Washington REIT” or the “Company”) (NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, today announced that Bill Camp, the Company’s Executive Vice President (EVP) and Chief Financial Officer (CFO), will step down as CFO to pursue other opportunities.

Washington REIT has initiated a search process for a permanent CFO, and will retain an executive search firm to assist with that process. In the interim, Mr. Camp is expected to continue in his role as CFO through the year end reporting period in February and will work to help ensure a smooth transition.

“Bill has made invaluable contributions to Washington REIT over the last six years. During his tenure as CFO, Bill’s strong leadership and dedicated service have played an instrumental role in building Washington REIT’s solid financial foundation and helping us successfully implement our transformational strategy to improve the overall quality of our asset portfolio,” said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. “We are fortunate that Bill has built a strong, deep finance team, and I am confident in the team’s ability to continue its excellent work under our next CFO. We are grateful for Bill’s ongoing assistance during this transition as we continue to execute against our stated strategic priorities to strengthen and grow our portfolio. We wish him all the best in his future endeavors.”

Mr. Camp noted, “My tenure at Washington REIT has been extremely gratifying and enjoyable, and I am very proud of our accomplishments as a team. I have deep appreciation for our Washington REIT employees, our tenants, our Board and our shareholders. I believe the Company is well positioned for continued success, and the timing is right for me to begin to pursue other interests. As I prepare to start the next chapter of my career, I am fully committed to ensuring a seamless transition for Washington REIT. I look forward to watching the Company’s ongoing transformation into a best-in-class operator of commercial real estate in the Washington DC metro area.”

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 54 properties, totaling approximately 7 million square feet of commercial space and 2,890 multifamily units, and land held for development.  These 54 properties consist of 25 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and

Washington Real Estate Investment Trust
FOR IMMEDIATE RELEASE

other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K and subsequent Quarterly Reports on Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.